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Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of MarkWest Energy Partners, L.P. of our report dated February 22, 2008 relating to the financial statements of Starfish Pipeline Company, L.L.C., which appears in MarkWest Energy Partners, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the incorporation by reference of our report dated February 22, 2008 relating to the financial statements of Starfish Pipeline Company, L.L.C., which appears in the Current Report on Form 8-K/A of MarkWest Energy Partners, L.P. dated March 14, 2008. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
May 23, 2008

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CONSENT OF INDEPENDENT ACCOUNTANTS